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                                                                   Sub-Item 77C

              SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS
                   INVESCO DYNAMIC CREDIT OPPORTUNITIES FUND

An Annual Meeting ("Meeting") of Shareholders of Invesco Dynamic Credit Opportunities Fund (the "Fund") was held on August 29, 2014. The Meeting was held for the following purposes:

(1). Elect four Class I Trustees, three by the holders of Common Shares and the holders of Preferred Shares voting together as a single class, and one by the holders of Preferred Shares, voting separately, each of whom will serve until the later of the Fund's annual meeting of shareholders in 2016 or until a successor shall have been duly elected and qualified.

The results of the voting on the above matter were as follows:

                                                       Votes     Votes   Votes
Matter                                                  For     Against Abstain
------                                               ---------- ------- -------
(1). Albert R. Dowden............................... 61,967,460 678,628 664,416
     Dr. Prema Mathai-Davis......................... 61,950,069 706,562 653,873
     Raymond Stickel, Jr............................ 61,972,516 649,166 688,822
     Hugo F. Sonnenschein/(P)/......................      1,250       0       0

(2). Elect five Class II Trustees, four by the holders of Common Shares and the holders of Preferred Shares voting together as a single class, and one by the holders of Preferred Shares, voting separately, each of whom will serve until the later of the Fund's annual meeting of shareholders in 2017 or until a successor shall have been duly elected and qualified.

The results of the voting on the above matter were as follows:

                                                     Votes      Votes    Votes
Matter                                                For      Against  Abstain
------                                             ---------- --------- -------
(2). David C. Arch................................ 61,962,860   658,632 689,012
     Dr. Larry Soll............................... 61,911,783   719,804 678,917
     Philip A. Taylor............................. 61,984,173   624,910 701,421
     Suzanne H. Woolsey........................... 61,565,822 1,095,878 648,804
     Frank S. Bayley/(P)/.........................      1,250         0       0

(3). Elect five Class III Trustees by the holders of Common Shares and the holders of Preferred Shares voting together as a single class, each of whom will serve until the later of the Fund's annual meeting of shareholders in 2015 or until a successor shall have been duly elected and qualified.

The results of the voting on the above matter were as follows:

                                                       Votes     Votes   Votes
Matter                                                  For     Against Abstain
------                                               ---------- ------- -------
(3). James T. Bunch................................. 61,934,308 696,545 679,651
     Bruce L. Crockett.............................. 61,945,981 691,972 672,551
     Rodney F. Dammeyer............................. 61,947,170 697,863 665,471
     Jack M. Fields................................. 62,032,171 603,159 675,174
     Martin L. Flanagan............................. 62,092,586 591,127 626,791

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/(P)/  Election of Trustee by preferred shareholders only.